Exhibit 99.1
January 25, 2008-Frequently Asked Questions and Answers-(FAQs)
From time to time, Investor Relations will provide FAQs on various topics of interest. The following is a compilation of recent FAQs related to the ENHANCE trial and other items.
Q	Now that Schering-Plough is approaching the 60-day point on its integration process after acquiring Organon BioSciences, how is the integration progressing?

A	The integration is progressing well. An over-arching integration plan is in place and the Company is on track with its plan. A general organizational structure has been approved and is being implemented over a period of several months. The General Managers, Finance Directors, and HR heads for our Human Rx business have been announced, and additional appointments for country leadership teams are in progress.

The General Managers for our combined Animal Health business will be announced in the coming weeks.

Q	When will the purchase accounting implications of the acquisition be disseminated?

A	An 8-K/A was filed on January 22, 2008 with updated pro forma financials through September 2007. Additional details will be disclosed on the Q4 earnings call and in the 2007 10-K.

Q	Why is Schering-Plough reporting 4Q results later than Merck?

A	The earnings release is scheduled for a later date than usual to allow time to properly prepare consolidated financial results reflecting technical “purchase accounting” adjustments for the November 2007 acquisition of Organon BioSciences N.V.

Q	When was the Schering-Plough CEO informed of the top line results of ENHANCE?
A	Fred Hassan was informed on January 10, 2008 at 8:00 a.m by Tom Koestler, the head of Schering-Plough Research Institute.

Q	When were the Executive Vice Presidents informed about these top line results?

A	Certain other members of the company’s senior leadership team were informed of the top line results of ENHANCE as part of a pre-determined process.

Tom Koestler, EVP,	on January 7, 2008 at 2:00 p.m.
Tom Sabatino, EVP,	on January 10, 2008 at 8:00 a.m.
Carrie Cox, EVP,	on January 10, 2008 at 8:30 a.m.
Bob Bertolini, EVP,	on January 10, 2008 at 9:00 a.m.

Q	Why did the Merck/Schering-Plough-sponsored ENHANCE trial take so long to complete?

A	These challenges are described in a press release and chronology issued by Merck/Schering-Plough on January 25, 2008 (Click here Schering-Plough — News and Media — News Releases).

Q	Did Fred Hassan sell stock in 2006 or since?

A	No. Fred Hassan’s December 2006 transaction did not involve any sale of Schering-Plough stock. It was his only disposition of stock since being named Chairman and CEO in 2003.

As noted on the SEC Form 4 dated December 4, 2006, shares were withheld (and retained by the Company) to satisfy tax withholding obligations on stock awards which vested at that time.

The stock awards had been granted in 2003 and the vesting date was set by the Compensation Committee of the Board at the time of grant, so Fred Hassan had no control over the transaction date.

Other executives who have had shares withheld to satisfy tax withholding obligations from 2006 through today, but had no sales or other dispositions of Schering-Plough securities are Robert Bertolini, Thomas Koestler and Thomas Sabatino.

Q	What processes does Schering-Plough use to help executives comply with federal securities laws?

A	Schering-Plough uses a number of overlapping processes.

First, when someone is elected as an executive officer, they are trained on federal securities laws about trading and reporting stock transactions.

Second, executive officers, as well as other members of the Operations Management Team and other employees are subject to window period trading restrictions.

Third, Schering-Plough institutes specific trading blackout periods when executives and certain other employees are told material non-public information. Schering-Plough’s Corporate Secretary instituted such a blackout on December 21, 2007, 10 days before the unblinding of the ENHANCE trial. The blackout period has remained in effect for the identified executives and employees.

Fourth, executive officers are instructed to pre-clear every transaction in Schering-Plough securities with one of the Company’s securities lawyers. During the pre-clearance discussion, the lawyer reviews the window period and any applicable blackout period, and confirms that the executive requesting pre-clearance does not have access to any material non-public information.

Last, executive officers and the Company’s Controller are subject to SEC reporting of transactions in Schering-Plough securities on SEC Form 4 which is available to the public upon filing. (Click here to link to the Company’s SEC filings.) Once a year, the Corporate Secretary’s staff obtains representations from these officers confirming that all required reports have been filed.

Schering-Plough’s Corporate Secretary has confirmed that to the Company’s knowledge all executive officers who have had any transactions in Schering-Plough securities have followed these procedures, including Carrie Cox for the transactions that have been reported in the press.

Q	Has Schering-Plough’s corporate secretary confirmed that Ms. Carrie Cox’s transactions in Schering-Plough securities were conducted in accordance with these procedures?

A	Yes, Susan Wolf, Schering-Plough’s senior securities lawyer has confirmed that she pre-cleared these transactions and that Ms. Cox followed Schering-Plough’s procedures.

DISCLOSURE NOTICE: The information in this frequently asked questions document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the ENHANCE clinical trial and its presentation. Forward-looking statements relate to expectations or forecasts of future events. Schering-Plough does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Schering-Plough’s forward-looking statements, including market forces, economic factors, product availability, patent and other intellectual property protection, current and future branded, generic or over-the-counter competition, the regulatory process, and any developments following regulatory approval, among other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Schering-Plough’s Securities and Exchange Commission filings, including Part II, Item 1A. “Risk Factors” in the Schering-Plough’s third quarter 2007 10-Q.